UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010 (February 1, 2010)

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian,People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01 – Other Event.

On February 1, 2010, Fushi Copperweld, Inc. (the “Company”) issued a press release announcing that it closed an offering of 7,475,000 shares of its common stock (the “Closing”) at a public offering price of $8.00 per share, which included the sale of 975,000 shares of its common stock as a result of the exercise of the over-allotment option.  The Company received net proceeds of approximately $55.4 million from the offering, after deducting underwriting discounts and estimated offering expenses.

The offering was underwritten by Jefferies & Company, Inc., Roth Capital Partners, LLC and Rodman & Renshaw, LLC, pursuant to that certain Underwriting Agreement by and between the Company and Jefferies dated as of January 26, 2010, as previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 2010.

A copy of the press release is filed herewith as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: February 2, 2010	By:	/s/ Wenbing (Christopher) Wang
Name: Wenbing (Christopher) Wang
Title: President